EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

NORTH STATE BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is North State Bancorp.

2.	The amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation, and approved by the shareholders of the Corporation on May 3, 2007, as required by Chapter 55 of the North Carolina General Statutes.

3.	The Articles of Incorporation of the corporation are hereby amended by deleting the first sentence of Section 3 thereof in its entirety and inserting, in lieu thereof, the following.

“The Corporation shall have the authority to issue 11,000,000 shares, to be divided into 10,000,000 shares of common stock, each share of common stock having no par value, and 1,000,000 shares of preferred stock, each share of preferred stock having no par value. The common stock shall be of one class. The preferences, limitations and relative rights of the shares of preferred stock shall be designated by the Board of Directors and may be issued in one or more series.”

4.	These Articles of Amendment will be effective upon filing.

This the 4th day of May 2007.

NORTH STATE BANCORP

By:	/s/ Larry D. Barbour
Larry D. Barbour, President

ARTICLES OF INCORPORATION

OF

NORTH STATE BANCORP

The undersigned, pursuant to Section 55-2-02 of the North Carolina General Statutes, does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

1.	The name of the corporation is North State Bancorp (the “Corporation”).

2.	The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

3.	The Corporation shall have the authority to issue 11,000,000 shares, to be divided into 10,000,000 shares of common stock, each share of common stock having a par value of $1.00, and 1,000,000 shares of preferred stock, each share of preferred stock having no par value. The common stock shall be of one class. The preferences, limitations and relative rights of the shares of preferred stock shall be designated by the Board of Directors and may be issued in one or more series.

4.	The street address and county of each of the initial registered office of the Corporation and the principal office of the Corporation are 6200 Falls Of Neuse Road, Wake County, Raleigh, North Carolina 27609 and the name of the initial registered agent at such address is Larry D. Barbour. The mailing address of each of the initial registered office of the Corporation and the principal office of the Corporation is the same as its street address.

5.	The name and address of the incorporator are:

NAME	ADDRESS
Alexander M. Donaldson	4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607

6.	The number of directors constituting the initial Board of Directors shall be sixteen (16); and the name and address of each person who is to serve as a director until the first meeting of shareholders, or until his or her successor is elected and qualifies, are:

Forest H. Ball, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Larry D. Barbour, 6200 Falls of Neuse Road, Raleigh, NC 27609;

James C. Branch, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Hon. Allyson K. Duncan, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Charles T. Francis, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Glenn Futrell, 6200 Falls of Neuse Road, Raleigh, NC 27609;

C. Thomas Hendrickson, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Jeanette W. Hyde, 6200 Falls of Neuse Road, Raleigh, NC 27609;

J. Keith Keener, M. D., 6200 Falls of Neuse Road, Raleigh, NC 27609;

Hon. Burley B. Mitchell, Jr., 6200 Falls of Neuse Road, Raleigh, NC 27609;

Gary H. Pendleton, 6200 Falls of Neuse Road, Raleigh, NC 27609;

W. Harold Perry, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Nutan T. Shah, 6200 Falls of Neuse Road, Raleigh, NC 27609;

Fred J. Smith, Jr., 6200 Falls of Neuse Road, Raleigh, NC 27609;

Jack M. Stancil, 6200 Falls of Neuse Road, Raleigh, NC 27609; and

George C. Venters, M. D., 6200 Falls of Neuse Road, Raleigh, NC 27609.

7.

Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall be liable to the Corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability that has not been eliminated by the provisions of this Article 7.

8.	In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation and its shareholders, the Board of Directors of the Corporation, any committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or they deem relevant: (a) the social and economic effects of the matter to be considered on the Corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located; and (b) when evaluating a business combination or a proposal by another person or persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Corporation (i) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations of the acquiring person or person, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located, (ii) the competence, experience, and integrity of the acquiring person or persons and its or their management, and (iii) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Article 8 shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Article 8, the term “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed a “person” for purposes of this Article 8.

9.	Any agreement, plan or arrangement providing for the merger, consolidation or exchange of shares of the Corporation with any other corporation, foreign or domestic, or the sale, lease or exchange of all or substantially all of the assets of the Corporation which require prior shareholder approval under North Carolina law shall only be effected after the prior approval of the holders of at least two-thirds of the outstanding shares of all classes of capital stock of the Corporation, voting together as a single class, unless class voting rights are specifically permitted for any class of capital stock of the Corporation. Notwithstanding the foregoing, the requirement of approval of at least two-thirds of the outstanding shares as set forth above shall not be applicable and only such affirmative vote as is required by North Carolina law shall be required, if any such transaction shall have been approved by a majority of the members of the Board of Directors unaffiliated with any other party to the proposed transaction.

IN WITNESS WHEREOF, I have hereunto set my hand, this 29th day of May 2002.

/s/ Alexander M. Donaldson
Alexander M. Donaldson
Incorporator